Exhibit 10.1

Amended Cardinal Health, Inc. 2011 Long-Term Incentive Plan
(As Amended November 3, 2016)

1.	Purpose of the Plan.
The purpose of the Plan is to align with the interests of shareholders the compensation of key personnel whose long-term employment is considered important to the Company’s continued progress and, thereby, encourage such personnel to act in the shareholders’ interest and share in the Company’s success. The Plan also is intended to provide an opportunity to incentivize or reward key personnel and to assist the Company in the recruitment of new employees, including through the award of annual cash incentives.

2.	Definitions.
As used herein, the following definitions apply:

(a)
“2007 Directors Plan” means the Cardinal Health, Inc. 2007 Nonemployees Directors Equity Incentive Plan, as amended. No awards may be granted under the 2007 Directors Plan following the date of the Company’s 2016 Annual Meeting of Shareholders.

(b)	“Administrator” means the Board, the Committee, or such delegates as may be administering the Plan in accordance with Section 4 of the Plan.

(c)
“Affiliate” means any Subsidiary or other entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.

(d)
“Applicable Law” means the requirements relating to the administration of incentive plans under U.S. federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Shares to the extent provided under the terms of the Company’s agreement with such exchange or quotation system, and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan, the laws of such jurisdiction.

(e)	“Award” means a Cash Award, Stock Award, Option, Stock Appreciation Right, or Other Stock-Based Award granted in accordance with the terms of the Plan.

(f)	“Awardee” means a person who has been granted an Award under the Plan.

(g)
“Award Agreement” means one or more documents prepared by the Company, in written or electronic format, that individually or collectively set forth the terms and conditions of an Award as authorized or approved by the Administrator and granted under the Plan. An Award Agreement may be in the form of either (i) an agreement that is accepted, acknowledged or consented to (including by negative consent) by the Awardee or (ii) certificates, notices or other documents evidencing the Award.

(h)	“Board” means the Board of Directors of the Company.

(i)
“Cash Award” means a cash bonus opportunity awarded under Section 13 of the Plan pursuant to which a Participant may become entitled to receive an amount denominated in dollars or another appropriate currency based on the satisfaction of such performance or vesting criteria as are specified in the Award Agreement.

(j)	“Change of Control” means, except as may otherwise be provided in an applicable Award Agreement, any of the following:

(i)
the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding Common Shares (the “Outstanding Company Common Shares”), or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions do not constitute a Change of Control: (W) any acquisition directly from the Company or any corporation controlled by the Company; (X) any acquisition by the Company or any corporation controlled by the Company; (Y) any acquisition by any employee benefit plan (or related trust)

sponsored or maintained by the Company or any corporation controlled by the Company; or (Z) any acquisition by any corporation that is a Non-Control Acquisition (as defined in subsection (iii) of this Section 2(j)); or

(ii)
during any period of two consecutive years, individuals who, as of the beginning of such two-year period, constitute the Board of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of the Company; provided, however, that any individual becoming a Director subsequent to the beginning of such two-year period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)
consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or shares of another corporation (a “Business Combination”), unless, such Business Combination is a Non-Control Acquisition. A “Non-Control Acquisition” means a Business Combination where: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be; (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination (including any ownership that existed in the Company or the company being acquired, if any); and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
For purposes of this definition, (A) the term “corporation” includes a business entity of any type, including without limitation a partnership or a limited liability company, (B) the term “board of directors” includes the governing body of a business entity other than a corporation having the same general authority as the board of directors of a corporation, and (C) the term “common stock” includes the common equity of a business entity other than a corporation.

(k)	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

(l)	“Committee” means the Human Resources and Compensation Committee of the Board or another committee appointed by the Board from among its members in accordance with Section 4 of the Plan.

(m)	“Common Shares” means the common shares, without par value, of the Company.

(n)	“Company” means Cardinal Health, Inc., an Ohio corporation, or, except as utilized in the definition of Change of Control, its successor.

(o)	“Conversion Awards” has the meaning set forth in Section 4(b)(xii) of the Plan.

(p)	“Director” means a member of the Board.

(q)	“Disability,” unless the Administrator determines otherwise, has the meaning specified in the Company’s long-term disability plan applicable to the Participant at the time of the disability.

(r)
“Disaffiliation” means an Affiliate’s ceasing to be an Affiliate for any reason (including, without limitation, as a result of a public offering, or a spin-off or sale by the Company, of the stock of the Affiliate) or a sale of a division of the Company and its Affiliates.

(s)
“Employee” means a regular, active employee of the Company or any Affiliate, or a person who has agreed to commence serving as an employee of the Company or any Affiliate within 90 days of the Grant Date, including an Officer and/or Director who is also a regular, active employee of the Company or any Affiliate. For any and all purposes under the Plan, except as provided in Section 4(b)(viii), the term “Employee” does not include a person hired as an independent contractor, leased employee, consultant, or a person otherwise designated by the Administrator, the Company or an Affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan or not on the payroll, even if such ineligible person is subsequently determined to be a common law employee of the Company or an Affiliate or otherwise an employee by any governmental or judicial authority. Unless otherwise determined by the Administrator in its sole discretion, for purposes of the Plan, an Employee is considered to have terminated employment and ceased to be an Employee if his or her employer ceases to be an Affiliate, even if he or she continues to be employed by such employer.

(t)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)
“Fair Market Value” means the fair market value of the Common Shares as determined by the Administrator from time to time. Unless otherwise determined by the Administrator, the fair market value is the closing price for the Common Shares reported on a consolidated basis on the New York Stock Exchange on the relevant date or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.

(v)
“Grant Date” means, with respect to each Award, the date upon which an Award that is granted to an Awardee pursuant to the Plan becomes effective, which will not be earlier than the date of action by the Administrator.

(w)
“Incentive Stock Option” means an Option that is identified in the Award Agreement as intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder, and that actually does so qualify.

(x)	“Non-Employee Director” means a Director who is not an employee of the Company or any of its Affiliates.

(y)	“Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

(z)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa)
“Option” means a right granted under Section 8 of the Plan to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the Award Agreement. Both Incentive Stock Options and Nonqualified Stock Options may be granted under the Plan.

(bb)
“Other Stock-Based Award” means any other type of equity-based or equity-related Award not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Shares) granted under Section 12 of the Plan in such amount and subject to such terms and conditions as the Administrator will determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares.

(cc)	“Participant” means the Awardee or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.

(dd)
“Plan” means this Amended Cardinal Health, Inc. 2011 Long-Term Incentive Plan, which was originally approved at the 2011 Annual Meeting of Shareholders and was amended effective as of the date of the Company’s 2016 Annual Meeting of Shareholders, subject to shareholder approval at such Annual Meeting of Shareholders.

(ee)
“Prior Plans” means the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended, the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended, and the Cardinal Health, Inc. Broadly-based Equity Incentive Plan, as amended.

(ff)	“Qualifying Performance Criteria” has the meaning set forth in Section 14(b) of the Plan.

(gg)	“Replaced Award” has the meaning set forth in Section 16(b)(i) of the Plan.

(hh)	“Replacement Award” has the meaning set forth in Section 16(b)(i) of the Plan.

(ii)
“Retirement” means, unless the Administrator determines otherwise, Termination of Employment (other than by death or Disability and other than in the event of Termination for Cause) by an Awardee from the Company and its Affiliates after attaining age 55 and having at least 10 years of continuous service with the Company and its Affiliates, including service with an Affiliate of the Company prior to the time that such Affiliate became an Affiliate of the Company.

(jj)	“Securities Act” means the Securities Act of 1933, as amended.

(kk)
“Share” means a Common Share, as adjusted in accordance with Section 16 of the Plan, or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 16(a) of the Plan.

(ll)	“Stock Appreciation Right” means a right granted under Section 10 of the Plan on such terms and conditions as are specified in the Award Agreement.

(mm)
“Stock Award” means an award or issuance of Shares or Stock Units made under Section 11 of the Plan, the grant, issuance, retention, vesting, and/or transferability of which is subject during specified periods of time to such conditions (including without limitation continued employment or performance conditions) and terms as are expressed in the Award Agreement.

(nn)
“Stock Unit” means a bookkeeping entry representing an amount equivalent to one Share, payable in cash, property, or Shares, as determined by the Administrator. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.

(oo)
“Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(pp)
“Termination for Cause” means, unless otherwise provided in an Award Agreement, Termination of Employment on account of any act of fraud or intentional misrepresentation or embezzlement, intentional misappropriation, or conversion of assets of the Company or any Affiliate, or the intentional violation of the written policies or procedures of the Company, provided that for an Employee who is party to an individual severance or employment agreement defining Cause, “Cause” has the meaning set forth in such agreement. For purposes of the Plan, a Participant’s Termination of Employment will be deemed to be a Termination for Cause if, after the Participant’s employment has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Administrator, a Termination for Cause.

(qq)
“Termination for Good Reason” means, unless otherwise provided in an Award Agreement or an individual severance or employment agreement to which the Employee is a party, Termination of Employment by an Employee on account of any of the following: (i) a material reduction in the Employee’s total compensation and such reduction is not related to either individual or corporate performance; (ii) a material reduction in the Employee’s annual or long-term incentive opportunities (including a material adverse change in the method of calculating the Employee’s annual or long-term incentives); (iii) a material diminution in the Employee’s duties, responsibilities, or authority; or (iv) a relocation of more than 50 miles from the Employee’s office or location, except for travel reasonably required in the performance of the Employee’s responsibilities. Notwithstanding the foregoing, no Termination of Employment by the Employee will constitute a “Termination for Good Reason” unless (A) the Employee gives the Company written notice of the event described in clauses (i) through (iv) above giving rise to the Employee’s intended Termination for Good Reason within 60 days following the occurrence of such event, (B) the Company does not remedy such event (if it can be remedied) within 30 days of the date of receipt of such written notice, and (C) the Employee terminates employment within 30 days of the end of such cure period.

(rr)
“Termination of Employment” means, unless otherwise provided in an Award Agreement, ceasing to be an Employee; provided, however, that, unless otherwise determined by the Administrator, for purposes of this Plan an Awardee is not deemed to have had a Termination of Employment if such Awardee continues to be, or in connection with ceasing to be an Employee becomes, a Non-Employee Director. Notwithstanding the foregoing, the Administrator also may determine that, for purposes of the Plan, an Awardee is not deemed to have had a Termination of Employment if such Awardee continues to be or becomes an independent contractor, leased employee, or consultant to the Company. Also notwithstanding the foregoing, for purposes of Incentive Stock Options, Termination of Employment will occur when the Awardee ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or one of its Subsidiaries. With respect to a Non-Employee Director, references to “employment” shall be deemed to refer to service as a Director and “Termination of Employment” shall mean ceasing to serve as a Director.

3.	Shares Subject to the Plan.
(a)Aggregate Limit. Subject to the provisions of Section 16(a) of the Plan, the maximum aggregate number of Shares which may be issued or transferred based on Awards granted under the Plan is 30,000,000 Shares, plus (i) 9,608,190 Shares, which became available under the Plan between September 6, 2011 and June 30, 2016 as a result of the share counting provisions contained in the Plan prior to the Company’s 2016 Annual Meeting of Shareholders and which relate to Shares subject to awards previously granted under the Prior Plans that were forfeited or expired or were tendered or withheld to satisfy withholding tax liabilities on awards other than options or stock appreciation rights, and (ii) after the date of the Company’s 2016 Annual Meeting of Shareholders, an additional 5,000,000 Shares. The aggregate number of Shares available for issuance or transfer under the Plan is reduced by (i) one Share for every Share issued or transferred upon exercise of an Option or Stock Appreciation Right granted under the Plan, and (ii) two and one-half Shares for every Share issued or transferred in connection with an Award other than an Option or Stock Appreciation Right granted under the Plan. Subject to the provisions of Section 3(c) of the Plan, Shares covered by an Award granted under the Plan will not be counted as used unless and until they are actually issued or transferred.
(b)Code Sections 162(m) and 422 and Director Compensation Limits.
(i)Subject to the provisions of Section 16(a) of the Plan, the aggregate number of Shares as of the Grant Date that may be subject to Options and Stock Appreciation Rights granted under the Plan during any fiscal year to any one Awardee may not exceed 1,500,000 Shares.
(ii)Subject to the provisions of Section 16(a) of the Plan, the aggregate number of Shares as of the Grant Date that may be subject to Stock Awards and Other Stock-Based Awards granted under the Plan during any fiscal year to any one Awardee that are intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code may not exceed 750,000 Shares.
(iii)The aggregate maximum value as of the Grant Date of Cash Awards granted under the Plan during any fiscal year to any one Awardee that are intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code may not exceed U.S.$10,000,000.
(iv)Subject to the provisions of Section 16(a) of the Plan, the aggregate number of Shares that may be issued or transferred upon the exercise of all Incentive Stock Options granted under the Plan is 20,000,000 Shares.
(v)Notwithstanding anything to the contrary in this Section 3(b), with respect to any Non-Employee Director, the aggregate dollar value of (A) any Share-based Awards granted under the Plan (based on the grant date fair value of Share-based Awards as determined for financial reporting purposes) and (B) any cash compensation otherwise paid by the Company with respect to the Non-Employee Director’s service as a Director for any fiscal year may not exceed $600,000. The Board may make an exception to the foregoing limit for a non-executive chair of the Board.
Notwithstanding anything to the contrary in the Plan, the limitations set forth in Sections 3(b)(i) and (ii) are subject to adjustment under Section 16(a) of the Plan only to the extent that such adjustment does not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(c)	Share Counting Rules.
(i)If any Award is forfeited, cancelled, expires or is settled for cash (in whole or in part), the Shares issued or transferred pursuant to or otherwise subject to such Award will, to the extent of such forfeiture, cancellation, expiration, or cash settlement, again be available for issuance or transfer under Section 3(a) above in accordance with Section 3(c)(iv) below. In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld will again be available for issuance or transfer under Section 3(a) above in accordance with Section 3(c)(iv) below.
(ii)Notwithstanding anything to the contrary contained in this Section 3, the following Shares will not be added to the aggregate number of Shares available for issuance or transfer under Section 3(a) above: (A) Shares tendered by the Participant or withheld by the Company in payment of the exercise or purchase price of an Option, or to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights; (B) Shares subject to a Stock Appreciation Right that are not issued in connection with its Share settlement on exercise thereof; and (C) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.
(iii)    Shares issued or transferred under Conversion Awards will not reduce the aggregate number of Shares available for issuance or transfer under the Plan or count against the other limitations under Sections 3(b)(i) through 3(b)(iii) of the Plan, nor will Shares subject to a Conversion Award again be available for Awards under the Plan as provided in Section 3(c)(i) above. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and will not reduce the Shares available for issuance or transfer under the Plan; provided that Awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and may only be made to individuals who were not Employees or Directors prior to such acquisition or combination.
(iv)    Any Shares that become available for issuance or transfer under the Plan under this Section 3(c) will be added back as (A) one Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan, and (B) as two and one-half Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan.
(d)Character of Shares. The Shares issued or transferred pursuant to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.
4.Administration of the Plan.
(a)Procedure.
(i)Multiple Administrative Bodies. The Plan will be administered by the Board, the Committee or their respective delegates.
(ii)Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, Awards will be made by the Committee or by a subcommittee of the Committee composed of two or more “outside directors” within the meaning of Section 162(m) of the Code. Notwithstanding any other provision of the Plan, the Administrator does not have any discretion or authority to make changes to any Award that is intended to qualify as “performance-based compensation” to the extent that the existence of such discretion or authority would cause such Award not to so qualify.
(iii)Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), Awards to Officers will be made by the entire Board, by the Committee or by a subcommittee of the Committee composed of two or more “non-employee directors” within the meaning of Rule 16b-3.
(iv)Other Administration. Except to the extent prohibited by Applicable Law, the Board or the Committee may delegate to one or more Directors or to authorized officers of the Company the power to grant Awards to, and administer Awards for, persons eligible to receive Awards under the Plan who are not (A) subject to Section 16 of the Exchange Act or (B) at the time of such approval, “covered employees” under Section 162(m) of the Code and any such person(s) when acting within the scope of such delegation shall be deemed one of the Plan’s Administrators with respect to such Awards.
(v)Delegation of Authority for the Day-to-Day Administration of the Plan. Except to the extent prohibited by Applicable Law, the Administrator hereby delegates to the Company’s Chairman and Chief Executive Officer and Chief Human Resources Officer, each individually, and to such persons as they may designate, the day-to-day administration of the Plan, including the authority to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator, and such other functions as the Administrator may determine from time to time. Such delegation may be revoked at any time.
(b)Powers of the Administrator. Subject to the provisions of the Plan and, in the case of the Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator has the authority, in its discretion:
(i)to select the Awardees to whom Awards are to be granted hereunder;
(ii)to grant Awards or provide for the grant of Awards, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance criteria or the satisfaction of an event or condition whether or not within the control of the Awardee;
(iii)to determine the type(s) of Award to be granted to the selected Awardees and the number of Shares, if any, to be covered by each Award granted hereunder;

(iv)to approve forms of Award Agreements;
(v)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions may include, but are not limited to, the exercise and/or purchase price, the time or times when an Award may be exercised (which may or may not be based on performance criteria, including Qualifying Performance Criteria under Section 14(b)), the vesting schedule, any vesting and/or exercisability provisions, terms regarding acceleration of Awards or waiver of forfeiture restrictions, the acceptable forms of consideration for payment for an Award, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, determines and which may be established at the time an Award is granted or thereafter;
(vi)to correct defects and omissions in the Plan or an Award, to correct administrative errors, and to reconcile any inconsistency so that the Plan or any Award complies with Applicable Law and to avoid any unanticipated consequences or address any unanticipated events (including any temporary closure of the stock exchange upon which the Common Shares are traded, disruption of communications or natural catastrophe) deemed by the Administrator to be inconsistent with the purposes of the Plan or any Award;
(vii)to construe and interpret the terms of the Plan (including sub-plans and Plan addenda) and Awards granted pursuant to the Plan;
(viii)to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and customs. Without limiting the generality of the foregoing, and subject to Section 30, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, the shift of tax liability from employer to employee (where legally permitted), and withholding procedures and handling of stock certificates which vary with local requirements, (B) to adopt sub-plans and Plan addenda as the Administrator deems desirable, to accommodate foreign laws, regulations, and practice, and (C) to designate a leased employee as an Employee if such person provides services to the Company or any Affiliate that are substantially equivalent to those typically provided by a regular, active employee;
(ix)to prescribe, amend, and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans and Plan addenda;
(x)to modify or amend each Award, including, but not limited to, providing for the continuation or acceleration of vesting and/or exercisability; provided, however, that any such modification or amendment is subject to the Plan amendment provisions set forth in Section 17 of the Plan;
(xi)to permit or require Participants to satisfy withholding tax amounts by electing to deliver to the Company, or to have the Company withhold from the Shares to be issued or transferred upon exercise of a Nonqualified Stock Option or vesting or settlement of a Stock Award or upon any other event in connection with an Award that the Company determines may result in any domestic or foreign tax withholding obligation that number of Shares having a value not in excess of the amount permitted or required to be withheld. The value of the Shares to be withheld will be determined in such manner and on such date that the Administrator determines or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in such form and under such conditions as the Administrator may provide;
(xii)to authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights, or other stock awards held by awardees of an entity acquired by the Company or an Affiliate (the “Conversion Awards”). Any conversion or substitution will be effective as of the close of the merger or acquisition. The Conversion Awards may be Nonqualified Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the acquired entity;
(xiii)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(xiv)to impose such restrictions, conditions, or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or of other subsequent transfers by the Participant of any Shares issued as a result of or under an Award or upon the exercise of an Award, including without limitation, (A) restrictions under an insider trading policy, (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (C) restrictions to suspend the right to exercise Awards or transfer Shares granted pursuant to Awards during any “blackout” period that is necessary or desirable to comply with the requirements of Applicable Law or to extend the Award exercise period in a manner consistent with Applicable Law; and

(xv)to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder. For the avoidance of doubt, the Administrator is authorized to take any action it determines in its sole discretion to be appropriate subject only to express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or shall be deemed to constitute a limitation on the authority of the Administrator.
(c)Effect of Administrator’s Decision. All questions arising under the Plan or under any Award will be decided by the Administrator in its sole and absolute discretion. All decisions, determinations, and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan, and the terms and conditions of any Award granted hereunder, will be final and binding on all Participants and other persons claiming rights under the Plan or any Award. The Administrator may consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations, and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants, and accountants as it may select.
5.Eligibility.
Awards may be granted only to Employees or Non-Employee Directors.

6.	Term of Plan.
The Plan originally became effective upon its approval by shareholders of the Company at the Company’s 2011 Annual Meeting of Shareholders and was amended subject to shareholder approval effective as of the date of the Company’s 2016 Annual Meeting of Shareholders. Subject to Section 17 of the Plan, the Plan will continue in effect until November 3, 2026.

7.	Term of Award.
Subject to the provisions of the Plan, the term of each Award will be determined by the Administrator and stated in the Award Agreement. In the case of an Option or Stock Appreciation Right, the term will be 10 years from the Grant Date or such shorter term as may be provided in the Award Agreement, subject to the last sentence of Section 8(e).

8.	Options.
(a)Award Agreement. Each Award Agreement with respect to an Option will contain provisions regarding (i) the number of Shares that may be issued upon exercise of the Option, (ii) the type of Option, (iii) the exercise price of the Option and the means of payment of such exercise price, (iv) the term of the Option, (v) such terms and conditions on the vesting and/or exercisability of an Option as may be determined from time to time by the Administrator, (vi) restrictions on the transfer of the Option and forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator.
(b)Exercise Price. The per share exercise price for the Shares to be issued or transferred pursuant to exercise of an Option will be determined by the Administrator, except that the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the Grant Date. Notwithstanding the preceding sentence, at the Administrator’s discretion, Conversion Awards may be granted in substitution and/or conversion of options of an acquired entity, with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of such substitution and/or conversion.
(c)No Repricings. Except in connection with a corporate transaction or event described in Section 16(a) of the Plan, the terms of outstanding Options that have an exercise price in excess of the Fair Market Value of a Share may not be amended to reduce the exercise price of outstanding Options or cancel outstanding Options in exchange for cash, other awards, or Options with an exercise price that is less than the exercise price of the original Options without shareholder approval.
(d)No Reload Grants. Options may not be granted under the Plan in consideration for and may not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other stock option.
(e)Vesting Period and Exercise Dates. Options granted under the Plan will vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option’s term as determined by the Administrator. The Administrator has the right to make the timing of the ability to exercise any Option granted under the Plan subject to continued active employment, the passage of time, and/or such performance requirements as deemed appropriate by the Administrator. At any time after the grant of an Option, the Administrator may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Option. The Administrator may provide that the period of time over which an Option other than an Incentive Stock Option may be exercised shall be extended if on the scheduled expiration date of such Option, the Participant’s exercise of such Option would violate Applicable Law (as interpreted consistent with Section 409A of the Code); provided, however, that during such extended exercise period, the Option may only be exercised to the extent the Option was exercisable in accordance with its terms immediately prior to such scheduled expiration date and that such extended exercise period shall end not later than 30 days after the first day on which the exercise of such Option would no longer violate such Applicable Law.
(f)Form of Consideration for Exercising an Option. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Award Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:
(i)cash;
(ii)check or wire transfer (denominated in U.S. Dollars);
(iii)subject to any conditions or limitations established by the Administrator, other Shares which have a Fair Market Value on the date of surrender equal to or greater than the aggregate exercise price of the Shares as to which said Option will be exercised (it being agreed that the excess of the Fair Market Value over the aggregate exercise price will be refunded to the Awardee in cash);
(iv)subject to any conditions or limitations established by the Administrator, the Company’s withholding Shares otherwise issuable upon exercise of an Option pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Shares so withheld will not be treated as issued and acquired by the Company upon such exercise);
(v)to the extent permitted by Applicable Law, consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator;
(vi)such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law; or
(vii)any combination of the foregoing methods of payment.
(g)Procedure for Exercise; Rights as a Shareholder.
(i)Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the applicable Award Agreement.
(ii)An Option will be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Award Agreement or procedures established by the Administrator) from the person entitled to exercise the Option, (B) full payment for the Shares with respect to which the related Option is exercised, and (C) with respect to Nonqualified Stock Options, confirmation that provisions acceptable to the Administrator have been made for payment of all applicable withholding taxes.
(iii)Until the Shares are issued or transferred (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.
(iv)The Company shall issue or transfer (or cause to be issued) such Shares as soon as administratively practicable after the Option is exercised. An Option may not be exercised for a fraction of a Share.
(v)The exercise of an Option will result in the cancellation on a share-for-share basis of any tandem Stock Appreciation Right under Section 10 of the Plan.
(h)Termination of Employment. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a Termination of Employment due to Disability, Retirement, death or otherwise (including Termination for Cause) will have on any Option.
9.Incentive Stock Option Limitations/Terms.
(a)Eligibility. Only employees (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any of its Subsidiaries may be granted Incentive Stock Options. No Incentive Stock Option may be granted to any such employee who as of the Grant Date owns stock possessing more than 10% of the total combined voting power of the Company.

(b)$100,000 Limitation. Notwithstanding the designation “Incentive Stock Option” in an Award Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds U.S.$100,000, such Options will be treated as Nonqualified Stock Options. For purposes of this Section 9(b) of the Plan, Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the Grant Date.
(c)Transferability. The Award Agreement must provide that an Incentive Stock Option cannot be transferable by the Awardee otherwise than by will or the laws of descent and distribution, and, during the lifetime of such Awardee, must not be exercisable by any other person. If the terms of an Incentive Stock Option are amended to permit other transferability, the Option will be treated for tax purposes as a Nonqualified Stock Option.
(d)Exercise Price. The per Share exercise price of an Incentive Stock Option will in no event be inconsistent with the requirements for qualification of the Incentive Stock Option under Section 422 of the Code.
(e)Other Terms. Award Agreements evidencing Incentive Stock Options will contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, with the applicable provisions of Section 422 of the Code.
10.Stock Appreciation Rights.
(a)A “Stock Appreciation Right” is a right that entitles the Awardee to receive, in cash or Shares (as determined by the Administrator), value equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise over (ii) the aggregate base price of the right, as established by the Administrator on the Grant Date; provided that such base price per Share may be no less than 100% of the Fair Market Value per Share on the Grant Date. Notwithstanding the preceding sentence, at the Administrator’s discretion, Conversion Awards may be granted in substitution and/or conversion of stock appreciation rights of an acquired entity, with a per Share base price of less than 100% of the Fair Market Value per Share on the date of such substitution and/or conversion. Stock Appreciation Rights may be granted to Awardees either alone (“freestanding”) or in addition to or in tandem with other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 8 of the Plan. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option; provided, however, that a Stock Appreciation Right granted in tandem with an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. All Stock Appreciation Rights under the Plan will be granted subject to the same terms and conditions applicable to Options as set forth in Sections 7 and 8 of the Plan; provided, however, that Stock Appreciation Rights granted in tandem with a previously granted Option will have the terms and conditions of such Option. Subject to the provisions of Sections 7 and 8 of the Plan, to the extent applicable, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it may deem appropriate. Stock Appreciation Rights may be settled in Shares or cash as determined by the Administrator.
(b)No Repricings. Except in connection with a corporate transaction or event described in Section 16(a) of the Plan, the terms of outstanding Stock Appreciation Rights that have a base price in excess of the Fair Market Value of a Share may not be amended to reduce the base price of Stock Appreciation Rights or cancel outstanding Stock Appreciation Rights in exchange for cash, other Awards, or Stock Appreciation Rights with a base price that is less than the base price of the original Stock Appreciation Rights without shareholder approval.
11.Stock Awards.
(a)Award Agreement. Each Award Agreement with respect to a Stock Award will contain provisions regarding (i) the number of Shares subject to such Stock Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the performance criteria, if any, and level of achievement versus these criteria that determines the number of Shares granted, issued, retainable, and/or vested, (iv) such terms and conditions on the grant, issuance, vesting, and/or forfeiture of the Shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Stock Award, and (vi) such further terms and conditions in each case not inconsistent with the Plan as may be determined from time to time by the Administrator.
(b)Restrictions and Performance Criteria. The grant, issuance, retention, and/or vesting of each Stock Award may be subject to such performance criteria and level of achievement versus these criteria as the Administrator determines, which criteria may be Qualifying Performance Criteria and/or otherwise based on financial, business or operational performance, personal performance evaluations, and/or completion of service by the Awardee.
(c)Termination of Employment. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a Termination of Employment due to Disability, Retirement, death or otherwise (including Termination for Cause) will have on any Stock Award.

(d)Rights as a Shareholder. Unless otherwise provided for by the Administrator and subject to Section 15 of the Plan, the Participant will have the rights equivalent to those of a shareholder and will be a shareholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant.
12.Other Stock-Based Awards.
(a)Award Agreement. Each Other Stock-Based Award will be evidenced by an Award Agreement containing such terms and conditions as may be determined from time to time by the Administrator.
(b)Value of Other Stock-Based Awards. Each Other Stock-Based Award will be expressed in terms of Shares or Stock Units, as determined by the Administrator. The Administrator may establish performance criteria in its discretion. If the Administrator exercises its discretion to establish performance criteria, the number, and/or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance criteria are met.
(c)Payment of Other Stock-Based Awards. Subject to Section 15 of the Plan, payment, if any, with respect to Other Stock-Based Awards will be made in accordance with the terms of the Award, in cash or Shares as the Administrator determines.
(d)Termination of Employment. The Administrator will determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a Termination of Employment due to Disability, Retirement, death or otherwise (including Termination for Cause) will have on any Other Stock-Based Award.
13.Cash Awards.
(a)Cash Award. The Administrator may establish in its discretion the following provisions with respect to each Cash Award: (i) the amounts, or the formula for the amounts, potentially payable to the Participant as a Cash Award, (ii) the performance criteria and level of achievement versus these criteria which will determine the amount of such payment or the vesting criteria otherwise applicable to the Award, (iii) the period as to which performance or vesting will be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Cash Award prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator.
(b)Performance Criteria. If the Administrator exercises its discretion to establish performance criteria, such criteria may be Qualifying Performance Criteria and/or otherwise based on financial, business or operational performance, personal performance evaluations, and/or completion of services by the Awardee, and the Administrator shall determine the value of the Cash Award paid out to the Participant based upon the extent to which the performance criteria are met.
(c)Timing and Form of Payment. The Administrator shall determine the timing of payment of any Cash Award; provided, however, that unless specifically provided otherwise in the Award Agreement, such payment will occur on or before the 15th day of the third month after the end of the applicable performance period, if any. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit an Awardee to elect (in a manner consistent with Section 409A of the Code) for the payment of any Cash Award to be deferred to a specified date or event. The Administrator may specify the form of payment of Cash Awards, which may be cash or other property (including Shares or other Awards), or may provide for an Awardee to have the option for his or her Cash Award, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property (including Shares or other Awards). To the extent that a Cash Award is in the form of cash, the Administrator may determine whether a payment is in U.S. dollars or foreign currency.
(d)Termination of Employment. The following provisions shall apply to Cash Awards upon Termination of Employment unless the Administrator determines otherwise.
(i)Termination of Employment Due to Disability, Retirement or Death. In the event of a Participant’s Termination of Employment by reason of Disability, Retirement or death during the applicable performance period, the Cash Award determined by the Administrator to be paid will be prorated based upon the length of time that the Participant was employed by the Company during the applicable performance period. In the case of a Participant’s Disability, Termination of Employment will be deemed to occur as of the date that the Administrator determines was the date on which the definition of Disability was satisfied. The Cash Award will be paid at the same time payments are made to Participants who did not terminate employment during the applicable performance period and will be based on the level of financial, business or operational performance actually achieved, to the extent applicable to such Award. The right of the Participant to receive any payment under this Plan will pass to the Participant’s estate in the event of the Participant’s death.

(ii)Involuntary Termination of Employment (Not Disability or Retirement Eligible) During Last One-Fourth of Performance Period. In the event of a Participant’s Termination of Employment by the Company (other than as a Termination for Cause) on or after the first day of the last one-fourth of the applicable performance period and before the date the Cash Award is paid, the Cash Award determined by the Administrator to be paid will be prorated based upon the length of time that the Participant was employed by the Company during the applicable performance period. The Cash Award will be paid at the same time payments are made to Participants who did not terminate employment during or after completion of the applicable performance period and will be based on the level of financial, business or operational performance actually achieved, to the extent applicable to such Award.
(iii)Other Terminations of Employment. In the event a Participant’s Termination of Employment before the last one-fourth of the applicable performance period for a reason other than due to Disability, Retirement or death, all of the Participant’s rights to any Cash Award for that performance period will be forfeited. In addition, if a Participant terminates his or her employment for a reason other than Disability, Retirement or death before the date the Cash Award is paid, all of the Participant’s rights to any Cash Award for that performance period will be forfeited.
14.Other Provisions Applicable to Awards.
(a)Non-Transferability of Awards. Unless determined otherwise by the Administrator in accordance with this Section 14(a), an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will, or by the laws of descent or distribution. The Administrator may make an Award transferable to an Awardee’s family member or trusts, partnerships, or other entities for the benefit of the Awardee, Awardee’s family members, or charitable causes. If the Administrator makes an Award transferable, either as of the Grant Date or thereafter, such Award will contain such additional terms and conditions as the Administrator deems appropriate, and any transferee will be deemed to be bound by such terms and the terms of the Plan upon acceptance of such transfer. In no event may Awards be transferred in exchange for consideration. This Section 14(a) is subject to the provisions of Sections 9(c) and 27(b) of the Plan.
(b)Qualifying Performance Criteria. For purposes of the Plan, the term “Qualifying Performance Criteria” means any one or more of the following performance criteria or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business segment, division, department, region, function or unit, Affiliate, or product or product category, either individually, alternatively, or in any combination, and measured either periodically, annually or cumulatively over multiple periods or years, on an absolute basis or relative to a pre-established target, to prior-period results or to an index or a designated comparison group or to divisions, departments, regions, functions or units within such comparison group, and either calculated in accordance with U.S. Generally Accepted Accounting Principles or as adjusted based on factors identified at the time of grant, in each case as specified by the Committee for the Award: (i) cash flow; (ii) earnings (including gross margin, operating earnings, earnings before interest and taxes, segment profit, earnings before taxes and discontinued operations, earnings from continuing operations, and net earnings); (iii) earnings per share; (iv) stock price; (v) shareholders’ equity; (vi) total shareholder return; (vii) capital or invested capital; (viii) assets or net assets; (ix) return on investment; (x) revenue; (xi) economic profit; (xii) tangible capital; (xiii) market share; (xiv) contract awards or backlog; (xv) distribution, selling, general, and/or administrative expenses; (xvi) credit rating; (xvii) dividend payments; (xviii) improvement in workforce diversity; (xix) customer satisfaction, retention, or loyalty; (xx) employee satisfaction or retention; (xxi) service levels; (xxii) net working capital or net working capital days; (xxiii) days sales outstanding; (xxiv) days inventory on hand; (xxv) days payable outstanding; (xxvi) capital expenditures; (xxvii) generics penetration; and (xxviii) preferred product growth. With respect to any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, the performance criteria must be Qualifying Performance Criteria, and the Committee will (within the first quarter of the performance period, but in no event later than the earlier of 90 days or 25% of the time into that period) establish the specific performance targets (including thresholds and whether to exclude the effect of events that are unusual in nature or infrequently occurring, or similar items) and award amounts (subject to the right of the Committee to exercise discretion to reduce payment amounts following the conclusion of the performance period). If the Committee determines that a change in the business, operations, corporate structure, or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance criteria applicable to an Award, including Qualifying Performance Criteria, unsuitable, the Committee may in its discretion modify such performance criteria or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. In the case of Qualifying Performance Criteria (other than in connection with death, Disability or a Change of Control) where such action would result in the loss of the otherwise available qualification of the Award under Section 162(m) of the Code, the Committee may not make any modification of the Qualifying Performance Criteria or minimum acceptable level of achievement with respect to the Awardee to whom the Award subject to such Qualifying Performance Criteria was granted. Awards under the Plan that are subject to performance criteria may qualify or not qualify as “performance-based compensation” under Section 162(m) of the Code, as determined by the Committee. Awards that are intended to qualify as “performance-based” compensation under Section 162(m) of the Code will be granted only to key Employees.
(c)Certification. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify in writing the extent to which any Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such criteria relate solely to the increase in the value of the Common Shares).

(d)Discretionary Adjustments Pursuant to Section 162(m). Notwithstanding the satisfaction of any Qualifying Performance Criteria, the number or amount of Shares, Options, cash, or other benefits granted, issued, retainable, payable, and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion determines.
15.Dividends and Dividend Equivalents.
To the extent permitted by Section 409A of the Code, any Award other than an Option or Stock Appreciation Right may provide the Awardee with the right to receive dividend payments or dividend equivalent payments on the Shares subject to the Award; provided, however, that dividends or other distributions on Awards with restrictions that lapse as a result of the achievement of performance criteria will be deferred until, and paid after, the achievement of the applicable performance criteria. Such payments may be made in cash or may be credited as cash or Stock Units to an Awardee’s account and later settled in cash or Shares or a combination thereof, as determined by the Administrator. Such payments and credits may be subject to such conditions and contingencies as the Administrator may establish.

16.	Adjustments upon Changes in Capitalization, Organic Change or Change of Control.
(a)Adjustment Clause. In the event of (i) a stock dividend, stock split, reverse stock split, share combination, extraordinary cash dividend, or recapitalization or similar event affecting the capital structure of the Company, or (ii) a merger, consolidation, acquisition of property or shares, separation, spin-off, split-off, spin-out, split-up, reorganization, stock rights offering, partial or complete liquidation, Disaffiliation, or other distribution of assets, issuance of rights or warrants to purchase securities or similar event affecting the Company or any of its Affiliates (each, an “Organic Change”), the Administrator shall make such substitutions or adjustments as it deems appropriate and equitable to (T) the Share limitations set forth in Section 3 of the Plan, (U) the number and kind of Shares covered by each outstanding Award, (V) the price per Share subject to each such outstanding Award, and (W) other Award terms, including to the extent applicable, any performance criteria. Such adjustments may include, without limitation, (X) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Administrator in its sole discretion (it being understood that in the case of an Organic Change with respect to which shareholders receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Administrator that the value of an Option or Stock Appreciation Right will for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Organic Change over the exercise price of such Option or Stock Appreciation Right will conclusively be deemed valid); (Y) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (Z) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Affiliate or division or by the entity that controls such Affiliate or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities).
(b)Change of Control. In the event of a Change of Control, unless otherwise determined by the Administrator or set forth in an Award Agreement or as provided for in an individual severance or employment agreement to which a Participant is a party, the following acceleration, exercisability, and valuation provisions apply:
(i)Upon a Change of Control, outstanding Employee Options and Stock Appreciation Rights will become fully vested and exercisable and outstanding Employee Stock Awards, Other Stock-Based Awards, and Cash Awards will become fully vested, except to the extent that an award meeting the requirements of Section 16(b)(iii) (a “Replacement Award”) is provided to the Participant to replace or adjust each outstanding Award (a “Replaced Award”).
(ii)Upon a Change of Control, outstanding Non-Employee Director Options and Stock Appreciation Rights will become fully vested and exercisable and outstanding Non-Employee Director Stock Awards, Other Stock-Based Awards, and Cash Awards will become fully vested, except to the extent that (A) the Participant continues to serve on the Board or to serve as a member of the board of directors (or similar governing body) of the Company’s successor in the Change of Control or of another entity that is affiliated with the Company or its successor following the Change of Control and (B) a Replacement Award is provided to the Participant to replace or adjust each Replaced Award.
(iii)An award meets the conditions of this Section 16(b)(iii) (and hence qualifies as a Replacement Award) if (A) it is of the same type as the Replaced Award, (B) it has a value at the time of grant or adjustment at least equal to the value of the Replaced Award, (C) it relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control, (D) if the Participant is subject to U.S. federal income tax under the Code, the tax consequences to the Participant under the Code of the Replacement Award are not less favorable to Participant than the tax consequences of the Replaced Award, and (E) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change of Control). For purposes of clause (B) of the preceding sentence, “value” with respect to Options and Stock Appreciation

Rights means the Fair Market Value of the Common Shares as determined in connection with the Change of Control over the applicable exercise price. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 16(b)(iii) are satisfied will be made by the Administrator, as constituted immediately before the Change of Control, in its sole discretion.
(iv)Upon (A) a Termination for Good Reason, (B) a Termination of Employment by the Company or its successor in the Change of Control other than a Termination for Cause, or (C) the Participant’s death or Disability, in each case, occurring at or during the period of two years after a Change of Control (Y) all Replacement Awards held by the Participant will become fully vested, and (Z) all Options and Stock Appreciation Rights held by the Participant immediately before such Termination of Employment that the Participant held as of the date of the Change of Control or that constitute Replacement Awards will become fully exercisable and will remain exercisable until the expiration of the stated term of such Option.
(c)In the event of any transaction or event described in Section 16(a) or a Change of Control, the Administrator may, prior to such to such transaction, event or Change of Control, provide in substitution for any or all outstanding Awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all Awards so replaced in a manner that complies with Section 409A of the Code. For the avoidance of doubt, for each Option or Stock Appreciation Right with an exercise price greater than the consideration offered in connection with any transaction or event described in this Section 16(a) or a Change of Control, the Administrator may in its discretion elect to cancel such Option or Stock Appreciation Right without any payment to the person holding such Option or Stock Appreciation Right.
(d)Section 409A.
(i)Notwithstanding the foregoing (A) any adjustments made pursuant to Section 16(a) of the Plan to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code will be made in compliance with the requirements of Section 409A of the Code, (B) any adjustments made pursuant to Section 16(a) of the Plan to Awards that are not considered “deferred compensation” subject to Section 409A of the Code will be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Section 409A of the Code or comply with the requirements of Section 409A of the Code, and (C) the Administrator does not have the authority to make any adjustments pursuant to Section 16(a) of the Plan to the extent that the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code to be subject thereto, and (D) if any Award is subject to Section 409A of the Code, Section 16(b) of the Plan will be applicable only to the extent specifically provided in the Award Agreement and permitted pursuant to Section 27 of the Plan.
(ii)Solely with respect to any Award that constitutes “deferred compensation” subject to Section 409A of the Code and that is payable on account of a Change of Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change of Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the Code, without altering the definition of Change of Control for purposes of determining whether a Participant's rights to such Award become vested or otherwise unconditional upon the Change of Control.
17.Amendment and Termination of the Plan.
(a)Amendment and Termination. The Administrator may amend, alter, or discontinue the Plan or any Award Agreement, but any such amendment will be subject to approval of the shareholders of the Company in the manner and to the extent required by Applicable Law. In addition, without limiting the foregoing, unless approved by the shareholders of the Company and subject to Section 16(a) of the Plan, no such amendment may be made that would:
(i)increase the maximum aggregate number of Shares which may be issued or transferred based on Awards granted under the Plan;
(ii)reduce the minimum exercise price or base price, as applicable, for Options or Stock Appreciation Rights granted under the Plan; or
(iii)result in a repricing of outstanding Options or Stock Appreciation Rights as described in Section 8(c) and 10(b), respectively.

(b)Effect of Amendment or Termination. No amendment, suspension, or termination of the Plan or an Award may impair the rights of any Participant with respect to an outstanding Award unless agreed to by the Participant and the Company, which agreement must be in writing and signed by the Participant and the Company. Other than following a Change of Control, no such agreement will be required if the Administrator determines in its sole discretion that such amendment either (i) is required or advisable in order for the Company, the Plan, or the Award to satisfy any Applicable Law or to meet the requirements of any accounting standard or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated, including pursuant to Section 16(c). Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
(c)Effect of the Plan on Other Arrangements. Neither the adoption of the Plan by the Board or the Committee nor the submission of the Plan to the shareholders of the Company for approval will be construed as creating any limitations on the power of the Board or the Committee to adopt such other compensation arrangements for persons other than Non-Employee Directors as it or they may deem desirable, including, without limitation, the granting of restricted shares, restricted share units, stock options or cash awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
18.Beneficiary Upon Participant’s Death.
To the extent that the transfer of a Participant’s Award at death is permitted by the Plan or under an Award Agreement, (a) a Participant’s Award will be transferable to the beneficiary, if any, designated on forms prescribed by and filed with the Administrator and (b) upon the death of the Participant, such beneficiary will succeed to the rights of the Participant permitted by law and the Plan. If no such designations of a beneficiary has been made, the Participant’s legal representative will succeed to the Awards, which will be transferable by will or pursuant to laws of descent and distribution to the extent permitted by the Plan or under an Award Agreement.

19.	No Right to Awards or to Employment.
No person has any claim or right to be granted an Award and the grant of any Award will not be construed as giving an Awardee the right to continue in the employ of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Employee or Awardee without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

20.	Recoupment.
The Plan will be administered in compliance with Section 10D of the Exchange Act, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded, and any Company policy adopted pursuant to such law, rules, or regulations. In its discretion, moreover, the Administrator may require repayment to the Company of all or any portion of any Award if the amount of the Award was calculated based upon the achievement of financial results that were subsequently the subject of a restatement of the Company’s financial statements, the Participant engaged in misconduct that caused or contributed to the need for the restatement of the financial statements, and the amount payable to the Participant would have been lower than the amount actually paid to the Participant had the financial results been properly reported. The Administrator also may, in its discretion, require that all or any portion of an Award is subject to an obligation of repayment to the Company upon the violation of a non-competition and confidentiality covenant applicable to the Participant. This Section 20 will not be the Company’s exclusive remedy with respect to such matters and, except as otherwise required by Applicable Law, will not apply after a Change of Control.

21.	Fractional Shares.
The Company is not required to issue any fractional Shares pursuant to the Plan. The Administrator may provide for the elimination of fractions or for the settlement thereof in cash.

22.	Legal Compliance.
Shares will not be issued pursuant to an Award unless such Award and the issuance and delivery of such Shares will comply with Applicable Law. Unless the Awards and Shares covered by the Plan have been registered under the Securities Act or the Company has determined that such registration is unnecessary, each person receiving an Award and/or Shares pursuant to any Award may be required by the Company to give a representation in writing that such person is acquiring such Shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

23.	Inability to Obtain Authority.
To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be advisable or necessary to the lawful issuance and sale of any Shares hereunder, the Company will be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

24.	Reservation of Shares.
The Company, during the term of the Plan, shall at all times reserve and keep available such number of Shares sufficient to satisfy the requirements of the Plan.

25.	Notice.
Any written notice to the Company required by any provisions of the Plan must be addressed to the Secretary of the Company and will be effective when received.

26.	Governing Law; Interpretation of Plan and Awards.
(a)The Plan and all determinations made and actions taken pursuant hereto are governed by the substantive laws, but not the choice of law rules, of the state of Ohio, except as to matters governed by U.S. federal law.
(b)In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction or would disqualify the Plan or an Award under any Applicable Law, such provision will be reformed, if possible, to the extent necessary to render it legal, valid, and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award will not be affected except to the extent necessary to reform or delete such illegal, invalid, or unenforceable provision.
(c)The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and do not constitute a part of the Plan, nor do they affect its meaning, construction, or effect.
(d)The terms of the Plan and any Award will inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors, and assigns.
27.Section 409A.
(a)To the extent applicable, it is intended that the Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to a Participant. The Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in the Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.
(b)Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under the Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.
(c)If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant is a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but, unless otherwise provided in the Award Agreement, will instead pay it on the first business day of the seventh month after such separation from service, and if payable in cash with interest thereon from the date that such amount would have been paid absent such determination through the date of payment at the long-term applicable federal rate, determined under Section 1274(d) of the Code.
(d)Notwithstanding any provision of the Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to the Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with the Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
28.Limitation on Liability.
The Company and any Affiliate which is in existence or hereafter comes into existence will not be liable to a Participant, an Employee, an Awardee, or any other persons as to:
(a)The Non-Issuance of Shares. The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and
(b)Tax or Exchange Control Consequences. Any tax consequence expected, but not realized, or any exchange control obligation owed, by any Participant, Employee, Awardee, or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.
29.Unfunded Plan.
Insofar as it provides for Awards, the Plan is unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Stock Awards under the Plan, any such accounts will be used merely as a bookkeeping convenience. The Company is not required to segregate any assets which may at any time be represented by Awards, nor will the Plan be construed as providing for such segregation, nor will the Company nor the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award will be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company will be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator are required to give any security or bond for the performance of any obligation which may be created by the Plan.

30.	Foreign Awardees.
Awards may be granted hereunder to persons who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Administrator may make such modifications, amendments, procedures, or subplans, as may be necessary or advisable to comply with such legal or regulatory provisions.

31.	Tax Withholding.
Each Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local, or foreign taxes of any kind required by law to be withheld with respect to any Award under the Plan no later than the date as of which any amount under such Award first becomes includible as compensation of the Participant for any tax purposes with respect to which the Company has a tax withholding obligation. To the extent determined by the Administrator, withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement; provided, however, that not more than the legally required withholding may be settled with Shares, and withholding above the minimum withholding requirements shall be available only after the Administrator has authorized such. The obligations of the Company under the Plan will be conditional on such payment or arrangements, and the Company and its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any Shares or any other payment due to the participant at that time or at any future time. The Administrator may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Shares.`